Exhibit 99.1

Axovant to Move Stock Exchange Listing to Nasdaq

— Ticker Symbol to Remain AXON —

BASEL, Switzerland, August 21, 2017 — Axovant Sciences (NYSE: AXON) today announced that it will voluntarily move its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market. The move is expected to become effective on or about September 6th, 2017, and the Company’s common shares will continue to trade under the ticker symbol “AXON.”

“Nasdaq is a great fit for Axovant as it is home for leading biotechnology companies and we are honored to now be among them,” said David Hung, M.D., chief executive officer of Axovant. “From a listing perspective, we believe this move will enhance Axovant’s public visibility while offering efficient access to a portfolio of opportunities to our shareholders.”

“We are proud to have Axovant join our family of companies where they will now be listed among the world’s largest, most influential and disruptive biotechnology companies,” said Adena Friedman, President and CEO of Nasdaq. “We are excited to be Axovant’s strategic partner and help support them as they continue to drive transformative changes in their industry.”

About Axovant Sciences

Axovant is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative medicines to broadly address multiple forms of dementia and related neurological disorders. Axovant has a pipeline of late- and early-stage product candidates that focuses on the cognitive, functional, and behavioral aspects of debilitating conditions such as Alzheimer’s disease and Lewy body dementia and other neurological disorders. For more information, visit www.axovant.com.

Contacts:

Investors

Jonathan Neely

jonathan.neely@axovant.com

Media

Samina Bari

samina.bari@axovant.com

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